UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K/A

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported:): June 4, 2010

Commission File Number 001-15665

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UC HUB Group, Inc.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

88-0389393

(I.R.S. Employer Identification No.)

10 Appaloosa Lane, West Hills, Ca 91307

(Address of principal executive offices including Zip Code)

(800) 278-8870

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement

UC Hub recently signed a promissory note for the amount of $300,000.00. the terms of which are prime plus 1 due and payable in 12 months (with the option by the holder to extend the time).

Prior to the Maturity Date, Purchaser shall have a hold on the Preferred Shares of Larry Wilcox the CEO, as part of the collateral for the loan. This collateral, will give “Purchaser” his controls (i.e. super voting stock via Preferred A stock) of the company if the loan is not paid back in 12 months. This collateral of course, presently represents the voting control of the Company and its representative assets which as of today include in part, computers, equipment, stock, shareholder lists, the 8 Oil Wells in Illinois and said leases and the Rector drilling assignments which will be attached as Exhibits A (400 acre lease-2 wells) and B (80 acre lease w/ 6 wells) to this Agreement. Wilcox agrees that the voting stock cannot be altered, transferred or assigned to any other party without the written consent of the “Purchaser”. Notwithstanding the above, said Collateral and any encumbrances or liens on any direct or indirect collateral will be removed in full once the Loan is repaid in full by the “Maturity Date” or if extended by mutual consent in writing by both the “Purchaser” and the “Company” which shall be referred to collectively as “Parties”.

Terms: The Company shall issue to purchaser, upon executing this agreement 3 million shares of UC HUB Group Inc Common R-144 stock. The “Purchaser” will hereby invest $300,000 (“Loan Amount”) and has the right but not the obligation to invest up to $1 Million. Any additional investment beyond the said $300,000 initial “Loan Amount” by the “Purchaser” is at his sole discretion. Also, the Company, at its sole discretion, may accept or reject such further investment capital in the form of debt or equity. The “Purchaser” shall also be paid in perpetuity, a gross profit royalty of 5.25% as part of the consideration for the loan of $300,000. If the “Purchaser” decides to invest any additional capital and the Company, at its sole discretion decides to accept such capital, the formula would not exceed the established pro rata constants herein. Gross Profit is defined as the Gross Revenue minus the direct costs of mining. However, since direct costs can vary according to volume of raw ore processed, the “Parties” have agreed for purposes of calculating the Gross Profit, that direct costs deductions cannot exceed 2.5% of the gross revenue. If the costs exceed 2.5% of the gross revenue, then those additional costs are not applicable to the gross profit formula as the cost is capped at 2.5% of gross revenue. If the costs are less than 2.5% then the actual and specific direct costs are applied to define a gross profit. In other words, if the costs were only 2% that would be the limit of the deduction from gross revenue, resulting in a gross profit of which the 5.25% would be applied. Therefore, the direct costs may vary and may go down and the direct costs may go up, however, if they direct costs do go up, the direct cost is capped at 2.5% of gross revenue. Each year the actual direct cost may vary and be dynamic and that specific direct cost will be the applicable formula for gross profit and the net royalty fee to be paid for the debt instrument herein. For purposes of this agreement, Net Royalty and Gross Profit are collectively defined as a royalty after actual Direct Costs are deducted. Direct Costs shall be defined as, actual mining costs, which are the day to day costs of mining gold and sapphires like direct costs for Generator Fuel, hauling, direct labor, permits. These “direct costs” are directly related with the day to day mining operation and are a common term used in General Accounting Principles and in good faith.

Contact:

Larry Wilcox

CEO, UC HUB GROUP INC

1 800 278 8870

info@uchub.net

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UC HUB, INC.

Dated: June 4, 2010	By:	/s/ Larry Wilcox
Larry Wilcox
President and
Chief Executive Officer